SETTLEMENT AND RESTRUCTURING AGREEMENT

THIS SETTLEMENT AND RESTRUCTURING AGREEMENT (“Agreement”) is entered into by and between Qwest Communications Corporation, a Delaware corporation (“QCC”), Qwest Corporation, a Colorado corporation (“QC”) (collectively “Qwest”), and Pac-West Telecomm, Inc., a California corporation (“Pac-West”) (each being referred to herein as a “Party,” and collectively as, the “Parties”).

RECITALS

WHEREAS, QCC and Pac-West are parties to a Wholesale Services Agreement dated July 5, 2001, as amended (“WSA”) pursuant to which Qwest provides certain services to Pac-West, including voice, private line, and dedicated internet access service; and

WHEREAS, QCC and Pac-West are parties to a Dial Access Services Agreement, dated effective January 31, 2002, as amended (the “Dial Access Agreement”), pursuant to which Qwest agreed to purchase from Pac-West certain modem ports in various locations for the purpose of terminating local or long distance end-user-originated modem or ISDN calls to effect connectivity to the Internet; and

WHEREAS, QC and Pac-West are parties to an interconnection agreement in Arizona, pursuant to which Qwest provides certain interconnection services to Pac-West (“AZ Interconnection Agreement”); and

WHEREAS, under the Dial Access Agreement, QCC agreed to purchase from Pac-West a certain volume of ports through July 30, 2008, the remaining billing for which would amount to approximately [**] (“Minimum Service Commitment”), as outlined in Section 4 of the Dial Access Agreement; and

WHEREAS, due to changes in QCC’s business plan with respect to the services purchased under the Dial Access Agreement, QCC’s purchases will likely fall below the Minimum Service Commitment; and

WHEREAS, due to its current cash requirements in connection with implementation of its business plan, Pac-West believes it would benefit from a discounted one-time lump sum payment versus a series of payments from QCC under its remaining Minimum Service Commitment through July 30, 2008; and

WHEREAS, the Dial Access Agreement provides that QCC has the right to terminate the Dial Access Agreement and its obligations thereunder if, among other reasons, Pac-West is insolvent as defined therein; and

WHEREAS, Pac-West has filed a complaint against QC with the Arizona PUC in docket T-03693A-05-0875, concerning facilities charges under the AZ Interconnection Agreement (“Pac-West AZ Complaint”), and QC has asserted certain counterclaims against Pac-West in that same proceeding pertaining to the claims underlying the Pac-West AZ Complaint, specifically: those counterclaims identified as Count I, Count II, and Count III at pages 4-5 of “Qwest Corporation’s Amended Answer To Pac-West Telecomm’s First Amended Complaint For Declaratory Judgment; Qwest’s Second Amended Counterclaim” filed July 12, 2006, in the Pac-West AZ Complaint proceeding (“QC AZ Counterclaims”); and

CONFIDENTIAL AND PROPRIETARY

WHEREAS, in response to the Pac-West AZ Complaint, Qwest also filed counterclaims identified as Count IV that address issues related to VNXX and other non-local calls (“Count IV”), and there are currently pending the following additional actions to which Qwest is a party: Qwest Corporation, et. al v. Arizona Corporation Commission, et. al, No. 05-15148 and No. 05-15157 (9th Cir.), and .Qwest Corporation v. Arizona Corporation Commission, et. al, No. CV 06-02130-PHX-NVW (Dist. Ariz.). All these claims and counterclaims are collectively referred to in this Agreement as the “Reserved Claims.” Nothing in the Agreement is intended to affect and/or release any of the Reserved Claims.

WHEREAS, the Parties desire to resolve the claims raised by Pac-West in the Pac-West AZ Complaint and QC in the QC AZ Counterclaims to avoid the uncertainty and cost of potentially lengthy litigation; and

WHEREAS, the Parties desire to amend and restructure the Dial Access Agreement and the WSA in order to avoid any dispute regarding QCC’s right to terminate the Dial Access Agreement, and to provide for a discounted lump sum payment from QCC to satisfy its remaining Minimum Service Commitment in exchange for modifying the Minimum Service Commitment and establishing a minimum revenue commitment by Pac-West for its purchases from QCC under the WSA (the “Restructuring”); and

WHEREAS, in connection with the Restructuring, the Parties desire that the WSA and the Dial Access Agreement constitute, in all respects, a single agreement and to make clear that the obligations and rights set forth in each agreement constitute consideration for the obligations and rights set forth in the other agreement, and that neither party would have entered into this Agreement without the right and obligations of the parties under the WSA and the Dial Access Agreement constituting a single agreement, and that therefore any termination or default under either agreement constitutes a default under the other agreement,

NOW, THEREFORE, in consideration of the mutual agreements, undertakings, releases and representations contained herein, the payment and crediting of the amounts set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Incorporation of Recitals. Each of the Recitals set forth above is hereby incorporated into and made a part of this Agreement and the Parties acknowledge and agree that each Recital is a substantive provision hereof and shall be given full force and effect.

2. - Withdrawal of Pac-West AZ Complaint by Pac-West, Withdrawal of the QC AZ Counterclaims by QC, and AZ Interconnection Amendment. Pac-West shall file, with copy to QC, a motion to withdraw the Pac-West AZ Complaint with prejudice, within two (2) business days of the Effective Date. QC shall file, within two (2) business days of the Effective Date, with copy to Pac-West, a motion to withdraw with prejudice the QC AZ Counterclaims. Concurrently with the execution of this Agreement, the Parties shall enter into an amendment to the Relative Use Factor Amendment to the AZ Interconnection Agreement in the form attached as Exhibit A hereto (“Interconnection Amendment”).

CONFIDENTIAL AND PROPRIETARY

3.	Payments and Credits.

(a)  Payment to be Issued by QCC. QCC shall issue a payment to Pac-West in the aggregate amount of six million, five hundred thirty-three thousand, one-hundred eighty-one dollars ($6,533,181.00) within two (2) business days of execution hereof (“Settlement Payment”). The Settlement Payment shall be by wire transfer to Bank of Stockton routing #121101037, a/c #2138033315 of immediately available funds. The issuance of the Settlement Payment by QCC (1) is the only lump sum payment that will be issued to Pac-West in connection with the Minimum Service Commitment, (2) does not obligate QCC to issue any such lump sum payments to Pac-West in the future; provided, however, that QCC shall satisfy its monthly Minimum Service Commitment obligations as revised herein to the extent required.

(b) Credit to be Issued by QC. As of the Effective Date, QC has issued invoices to Pac-West for Direct Trunk Termination services in Arizona (“AZ DTT”) which remain unpaid in the total amount of approximately [**]. QC will issue a credit to Pac-West with respect to these AZ DTT invoices of [**] prior to the rendering of Pac-West’s first invoice following the Effective Date, leaving a remaining balance payable of approximately [**], which shall appear on Pac-West’s first invoice following the Effective Date (“AZ DTT Payable”).

(c) Payment to be Issued by Pac-West. Pac-West shall pay the AZ DTT Payable in accordance with the terms and conditions applicable to the invoice on which it appears. Commencing on the first day of the next full billing cycle following the Effective Date, AZ DTT services provided by QC shall be provided and billed for, pursuant to the Interconnection Amendment.

4. WSA Amendment. As of the Effective Date (as defined in Section 10 below), the Parties shall enter into an amendment to the WSA in substantially the form attached as Exhibit B hereto, pursuant to which Pac-West shall commit to [**] monthly revenue commitment through July 2008 (the “WSA Amendment”).

5. Dial Access Amendment. As of the Effective Date hereof, the Parties shall enter into an Amendment to the Dial Access Agreement in substantially the form attached as Exhibit C hereto, pursuant to which QCC’s monthly Minimum Service Commitment will be modified from a port purchase commitment to a dollar purchase commitment in the amount of [**] through July 2008 (“Dial Access Amendment”).

6. Restructuring. As of the Effective Date hereof, the WSA and the Dial Access Agreement shall be treated as, in all respects, a single agreement, and the obligations and rights set forth in each agreement constitute consideration for the obligations and rights set forth in the other agreement. For the avoidance of doubt, any termination or default under either agreement, including, but not limited to, a default resulting from insolvency, or bankruptcy, shall constitute a default under the other agreement, and the non-defaulting Party may exercise any and all rights and remedies available to it under either agreement as a result the default of the other Party. In addition, neither Party shall be entitled to assume one agreement without assuming the other agreement nor shall either party be entitled to reject one agreement without rejecting the other agreement. Nothing herein constitutes consent to assumption or rejection.

CONFIDENTIAL AND PROPRIETARY

7. Release.

(a) As of the Effective Date, Pac-West, for itself and its subsidiaries, affiliates, predecessors, successors and assigns, does hereby voluntarily and knowingly, unconditionally and absolutely release and forever discharge Qwest and its subsidiaries, affiliates, predecessors, principals, officers, directors, employees, successors and assigns from any and all claims of any kind or character arising, in whole or part, prior to the Effective Date, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, contingent, foreseen or unforeseen, suspected or unsuspected, and whether or not heretofore asserted, and which in any way relate to or arise out of (i) that certain IRU Agreement dated June 30, 2000 (“IRU Agreement”); (ii) the Dial Access Agreement, including but not limited to, QCC’s obligations under the Minimum Service Commitment; and (iii) the Pac-West AZ Complaint. Nothing in this Section relieves QCC from liability for any of its obligations under the Dial Access Agreement, as amended by the Dial Access Amendment or any other agreement between the parties, or precludes Pac-West from opposing the Reserved Claims.

(b) As of the Effective Date, Qwest, for itself and its subsidiaries, affiliates, predecessors, successors and assigns, does hereby voluntarily and knowingly, unconditionally and absolutely release and forever discharge Pac-West and its subsidiaries, affiliates, predecessors, principals, officers, directors, employees, successors and assigns from any and all claims of any kind or character arising, in whole or part, prior to the Effective Date, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, contingent, foreseen or unforeseen, suspected or unsuspected, and whether or not heretofore asserted, and which in any way relates to or arises out of (i) the IRU Agreement; (ii) the Dial Access Agreement; and (iii) the QC AZ Counterclaims. Nothing in this Section relieves Pac-West from liability for any of its obligations under the WSA, as amended by the WSA Amendment or any other agreement between the parties and or their affiliates, or the Reserved Claims.

(c) The claims referenced in this Section, include, but are not limited to, any and all demands, lawsuits, debts, accounts, covenants, agreements, rights of recovery, liabilities, liens, obligations, losses, costs, expenses, remedies, indemnification responsibilities, and causes of action of any nature, whether in contract or in tort, whether based upon fraud or misrepresentation, breach of duty, or common law, or arising or by virtue of any judicial decision, federal, state or regulatory statute or regulation, for past, present and future harm, property or economic damage, and for all other losses and damages of any kind, including, but not limited to, the following: all actual damages; all exemplary, punitive and statutory damages; all penalties of any kind; damage to business reputation; lost profits or good will; consequential damages; damages ensuing from loss of credit; costs of mobilization and demobilization, and pre-judgment and post-judgment interest, costs and attorneys' fees; provided, however, that the term “claim” referenced in this Section does not include and shall not be construed to include any claim for breach of any warranty or obligation created by or arising under this Agreement, the IRU Agreement, the Dial Access Agreement or the AZ Interconnection Agreement. The claims do not, however, include the Reserved Claims.

CONFIDENTIAL AND PROPRIETARY

8. Acknowledgement of Set-Off and Recoupment. Each Party acknowledges that payments due by one Party to the other Party under the WSA and the Dial Access Agreement arise under a single agreement and, in the event of either Party’s breaching its payment obligations, the non-breaching Party is entitled to set off and recoup payments to the breaching Party.

9. Confidentiality. Neither of the Parties hereto shall disclose the terms of this Agreement, without the express written consent of the other Party hereto, except as expressly required by law or in response to an order of a court of competent jurisdiction or a subpoena issued under the authority thereof, which order or subpoena requires such disclosure, provided however, that the disclosing party shall promptly notify the other party prior to making any such disclosure so that the other party may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

10. Effective Date. The Parties acknowledge that they are entering into the WSA Amendment, the Dial Access Amendment and the Interconnection Amendment concurrently herewith. The terms and conditions of this Agreement shall only take effect upon Pac-West and QCC entering into the WSA Amendment, the Dial Access Amendment and the Interconnection Amendment. This Agreement shall be effective as of the later of: (i) the date that this Agreement is fully executed by the Parties; (ii) the date the WSA Amendment is fully executed by the Parties; (iii) the date the Dial Access Amendment is fully executed by the Parties or (iv) the date the Interconnection Amendment is fully executed by the Parties and the payment of the amount called for by section 2 of the Dial Access Amendment has been received by Pac-West (the “Effective Date”).

11. Representations and Warranties. Each party represents and warrants to the other that:

(a) It has the full power and authority to enter into this Agreement, including the power to enter into the release set forth in Section 7 above;

(b) It has not sold, assigned, transferred, conveyed, hypothecated, encumbered or otherwise disposed of an interest in any of the claims or demands relating to any subject matter covered by this Agreement and is the sole owner of the claims or demands, unless otherwise set forth herein or disclosed publicly;

(c) Prior to and in connection with the execution of this Agreement, it has been apprised of sufficient relevant data from sources selected by it so as to exercise its judgment intelligently in deciding whether to execute this document and further declares that its decision is not predicated on or influenced by any declarations or representations not expressly incorporated into this Agreement. This Agreement is executed voluntarily by it with full knowledge of its significance and legal effect;

CONFIDENTIAL AND PROPRIETARY

(d) It has entered into this Agreement after conferring with legal counsel. Any drafting errors or ambiguities contained in this Agreement are to be construed as mutual mistakes, rather than against the drafter;

(e)  It has carefully reviewed the Agreement and the covenants contemplated herein, and has determined that such covenants, including, but not limited to those relating to the Settlement Payment, represent reasonable and sufficient compensation for the consideration given by the other Party in exchange for such covenants.

12. No Admissions. This Agreement is part of the compromise and settlement of contested claims. No action taken by the parties hereto, either previously or in connection with the compromise reflected in this Agreement, shall be deemed or construed to be an admission of the truth or falsity of any matter pertaining to any claim, demand, or cause of action referred to herein or relating to the subject matter of this Agreement, or any acknowledgment by them, or any of them, of any fault or liability to any Party or to any other person in connection with any matter or thing.

13. Notices. Any notice or approval required or permitted under this Agreement or the Dial Access Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by facsimile (so long as duplicate notification is sent via regular U.S. Mail) to the following addresses or to any other address designated by prior written notice:

For Pac-West:	For QWEST:

Pac-West Telecomm Inc.	Qwest Communications Corporation
1776 W. March Lane Suite 250	1801 California Street, 10th Floor
Stockton, California 95204	Denver, Colorado 80202
Phone #:(209) 926-3300	Facsimile #: (303) 295-6973
Facsimile #:(209) 444-3520	Attn: Legal Department - Wholesale
Attention: Chief Financial Officer

With a Copy to:	With copy to:

Pac-West Telecomm Inc.	Qwest Communications Corporation
1776 W. March Lane Suite 250	1801 California Street, 24th Floor
Stockton, California 95204	Denver, Colorado 80202
Phone #:(209) 926-3300	Phone #: (303) 992-1400
Facsimile #:(209) 444-3520	Facsimile #: (303) 896-7358
Attention: Vice President & General Counsel	E-mail: steven.hansen@qwest.com
Attn: Steve Hansen, Vice President, Carrier
Relations

14. Successors and Assigns. All covenants and agreements herein shall bind and inure to the benefit of the respective successors, assigns, representatives, employees, transferees, directors, officers, attorneys, parent companies, subsidiaries, divisions, partners and joint venturers of the Parties.

CONFIDENTIAL AND PROPRIETARY

15. Arbitration; Governing Law. Colorado state law, without regard to choice-of-law principles, governs all matters arising out of, or relating to, this Agreement. Any legal proceeding arising out of, or relating to this Agreement will be brought in a United States District Court, or absent federal court jurisdiction, in a state court of competent jurisdiction, in the location of the Party to the Agreement not initiating the action.

16. No Waiver. The failure of either Party hereto at any time to require performance of any provisions hereof shall in no manner affect the future right to enforce the same. No waiver by any Party hereto of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained.

17. Entire Agreement. All amendments to this Agreement shall be in writing and signed by both Parties. This Agreement, together with the WSA, (i) the Dial Access Agreement and (ii) the AZ Interconnection Agreement, are intended by the Parties to be a complete and final expression of their agreement, and may not be contradicted by evidence of any prior or contemporaneous written or oral agreement concerning the subject matter herein.

18. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

CONFIDENTIAL AND PROPRIETARY

IN WITNESS THEREOF, the Parties have caused this Settlement and Restructuring Agreement to be executed on the dates set forth below.

QWEST COMMUNICATIONS CORPORATION PAC-WEST TELECOMM, INC.

/s/ Richard Notebaert_______________  /s/ Hank Carabelli____________________

Date: _09/29/2006_________________  Date: _09/29/2006___________________

QWEST CORPORATION

/s/ Oren Shaffer_____________________

Date: __09/29/2006__________________

CONFIDENTIAL AND PROPRIETARY

Exhibit A
To
SETTLEMENT AND RESTRUCTURING AGREEMENT
__________________________

Form AZ Interconnection Amendment

CONFIDENTIAL AND PROPRIETARY

Exhibit B
To
SETTLEMENT AND RESTRUCTURING AGREEMENT
__________________________

Form WSA Amendment

CONFIDENTIAL AND PROPRIETARY

Exhibit C
To
SETTLEMENT AND RESTRUCTURING AGREEMENT
__________________________

Form Dial Access Amendment

CONFIDENTIAL AND PROPRIETARY